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                                                                    Exhibit 10.7

The following Exhibit No. 10.7 constitutes a fair and accurate English translation of the original copy of this document.

                                  /s/ Douglas G. Scrivner
                                  ----------------------------
                                  Douglas G. Scrivner
                                  General Counsel and Secretary of Accenture Ltd

                               EMPLOYMENT CONTRACT


BETWEEN THE UNDERSIGNED:
-----------------------

ACCENTURE

A simplified joint stock company with a capital of 113,142,081 F, registered with the trade and companies register of Paris under no. B 732 075 312, paying contributions to the URSSAF Montreuil, whose registered office is at 55 avenue George V, 75379 Paris Cedex 08, hereinafter designated as "Accenture", party of the first part,


AND:
---

Mr. / Ms. [_]

residing at

whose social security number is:

hereinafter designated as the "Partner", party of the second part.


THE PARTIES HEREBY ENTER INTO THE FOLLOWING AGREEMENT:
-----------------------------------------------------

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ARTICLE 1 - OBJECT

1.1 The Partner is linked with Accenture by an employment contract. In the context of the restructuring of the various members of the international group Accenture (the "Group"), the Partner and Accenture have decided to replace the employment contract governing their relationship with this employment contract so as to harmonize the clauses contained in the employment contracts of all partners.

1.2 Hence the Partner and Accenture hereby agree that this employment contract replaces, in all of its provisions, the previous employment contract or contracts as well as any amendments thereto.

1.3 The relationship between the Partner and Accenture is governed as of June 1, 2001 by this employment contract.

1.4 The Partner's position is governed by the collective bargaining agreement as well as by any document applicable to the Partner, including the Reglement Interieur (internal regulations), any procedure applied by Accenture, the Group policies, particularly the policies specifically relating to the Partner's position, and finally by the conditions laid down in this employment contract. All of the documents mentioned in this paragraph are available to the Partner at Accenture's registered office.

ARTICLE 2 - NATURE OF DUTIES

2.1  The Partner shall have, among others, the following duties:

     -    Solicit prospects and supervise tender procedures,

     - Manage Accenture's relationship with the general management and the operating departments of Accenture's clients,

     - Actively participate in formulating strategic analyses for the clients,

     - Supervise the performance of consulting assignments and participate in elaborating strategic scenarios,

     - Evaluate the resources and time needed for work to be performed, and ensure the best possible consistency between the skills of consultants assigned to a mission and the tasks to be carried out, ensure the quality of the work performed for the clients, their consistency with the clients' needs and the contracts, and the clients' satisfaction,

     - Supervise the consultants, particularly in connection with projects, and see to their career development and to their working conditions and motivation,

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       -    Actively participate in the internal management and in Accenture's growth in France, particularly in connection with any recruitment effort, human resources, strict financial management of its activities and any project requested by the management,

       - Develop, by participating in international working groups within Accenture, a strong expertise in connection with corporate strategies and the offerings and solutions proposed by Accenture, and

       - Diligently carry out the mandates or representative functions with which the Partner may be entrusted within or outside the Group.

2.2 These functions, by their very nature, are subject to change as a result of, on the one hand, the imperatives involved in Accenture's adaptation to its market, and, on the other hand, the Partner's abilities and strengthening of his skills.

2.3 The Partner acknowledges that he will be led to deal with documents and work in English because of the international nature of the Group and its clients.


ARTICLE 3 - COMPENSATION

3.1    Salary

3.1.1 As compensation, the Partner shall receive the gross annual reference salary set forth in Exhibit A. The salary is paid in twelve monthly installments, by transfer directly to the Partner's bank account.

3.1.2 It is explicitly agreed between the Partner and Accenture that the legislation concerning working time, particularly with respect to overtime, is not applicable to the Partner in his capacity as Cadre Dirigeant ("senior manager"). Accordingly, the Partner shall not be entitled in any way to receive payment of overtime, as the case may be.

3.1.3 The Partner and Accenture hereby agree that 10% of the salary mentioned above is paid by anticipation to compensate for the non-compete covenant set forth in Article 15 hereof. The payment of this compensation by anticipation shall cease as soon as the payment of the salary ceases. The compensation paid by anticipation to the Partner during the term of this employment contract shall be deemed the fair consideration of the performance of the non-compete covenant set forth in Article 15 hereof.

3.2    Monthly allowance

3.2.1 The Partner may receive a monthly allowance whose determination and gross amount shall be decided on a discretionary basis in light of the Group's annual budget as determined at the beginning of each fiscal year. Any monthly allowance shall be paid, if the case arises, at the same time as the salary, directly into the Partner's bank account.

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3.2.2   Notwithstanding the monthly nature of said allowance, Accenture reserves the right to abandon the principle and implementation of this allowance for any subsequent fiscal year.

3.3     Quarterly bonus

3.3.1 The Partner may receive a quarterly bonus payment whose determination and gross amount shall be (i) decided on a discretionary basis in light of the pay policy followed by the Group and (ii) in any event, subject to attainment by the Group of the quarterly targets laid down in the Group's annual budget determined at the beginning of each fiscal year.

3.3.2 Any quarterly bonus shall be paid, if the case arises, two months after the end of the relevant quarter, directly into the Partner's bank account.

3.4     Annual bonus

3.4.1 The Partner may receive an annual bonus payment whose determination and gross amount shall be decided on a discretionary basis in light of the pay policy followed by the Group.

3.4.2 In this respect, a decision will be made at the end of each fiscal year as to whether an annual bonus shall be paid, and if a bonus is paid, the amount of the said bonus.

3.4.3 Any annual bonus shall be paid, if the case arises, within three months following the end of the relevant fiscal year, directly into the Partner's bank account.

3.5     General provisions concerning the quarterly and annual bonuses

3.5.1 Payment of the bonuses that may apply to fiscal years ended before receipt by Accenture of the Partner's letter of resignation or by the Partner of a letter of dismissal shall be made under the conditions laid down in the above sections, even if the Partner is serving his notice period or has already left Accenture at the time of payment.

3.5.2 No quarterly bonus is due to the Partner for a quarterly period during which the Partner has served notice of his resignation or has been notified of his dismissal.

3.5.3 The annual budget that may be applicable to the fiscal year of the Partner's departure is due, prorata temporis, from the beginning of the fiscal year until the month preceding service of notice of the Partner's dismissal or resignation. If the case arises, the annual bonus, determined on a prorata basis, shall be paid at the end of the fiscal year.

3.5.4 Bonuses that may be due to the Partner shall be paid to him even if actual payment does not occur until after the Partner actually leaves Accenture.

3.5.5 Payment of the bonuses with respect to several periods, whether successive or not, shall not create any right to future bonuses.

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3.6  Incentive plan

The Partner may receive shares or stock options from the Group. Allocation of shares or stock options is decided on a discretionary basis. The shares or stock options that may be allocated to the Partner are subject to the provisions of the applicable "Stock Incentive Plan", if the case arises.

ARTICLE 4 - STATUS

The Partner shall enjoy Cadre (executive supervisor) status, coefficient 270. He shall be affiliated with the CRICA and the UPS (supplementary retirement funds) and with Accenture's welfare benefits regime.

ARTICLE 5 - DURATION

5.1 This employment contract shall become effective on June 1, 2001 and is entered into for an indefinite term.

5.2 Each party shall have the option to put an end to this employment contract subject to the observance of the legal and conventional rules then in force.

5.3  Accenture reserves the right to waive the notice period.

ARTICLE 6 - TRIAL PERIOD

The Partner is hereby dispensed from the trial period in view of his experience with Accenture. The Partner hereby keeps all of his seniority.

ARTICLE 7 - PLACE OF WORK

7.1 The Partner's assigned administrative place of work is Accenture's principal place of business.

7.2 Because of his duties, the Partner is mobile by nature and will be led to travel in France and abroad to all of Accenture's and the Group's offices and to the premises of Accenture's and the Group's clients. The Partner hereby explicitly acknowledges and accepts that Accenture may change the Partner's principal place of activity, which change shall not result in a substantial modification of this employment contract nor create a right to any indemnification whatsoever, with the exception of possible moving indemnities. In addition, a transfer of the registered office of Accenture or of the Partner's assigned administrative place of work shall not constitute a substantial modification of this employment contract.

7.3  The Partner shall have a valid passport usable for trips abroad.

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7.4  The Partner's travel expenses will be paid in accordance with the Group's policies.

7.5 In connection with all secondments abroad, and depending on the applicable policies of the Group, the "tax equalization" system guarantees that the Partner will enjoy tax and social neutrality in that the Partner will not have to pay any additional tax and will not benefit from any more favorable tax or social regime. The Partner will continue to bear a hypothetical tax corresponding to the social and tax charges he would have paid if he had remained in France. The foreign taxes will be paid by Accenture. These procedures are laid down in the Inter/Intra-Area Assignment Policy, available from the personnel department.

7.6 The Partner authorizes Accenture to withhold from his salary the amount of the hypothetical tax that will have been calculated by virtue of the Inter/Intra-Area Assignment Policy.

7.7 In case the Partner leaves Accenture, he also hereby authorizes Accenture to deduct the amounts still due in connection with the said tax from his termination balance, and the Partner shall round out the amount, if the case arises, by writing a check for the difference.

ARTICLE 8 - GENERAL RULES CONCERNING TERMINATION

In case of termination of this employment contract for any reason whatsoever, the Partner:

- shall be regarded as having resigned from all mandates held on any committee or board whatsoever within Accenture or the Group, and from all internal or external representation functions with Accenture or the Group, in each case entrusted to him as a result of his status as Partner. As the case may be, the Partner shall sign any letter confirming his resignation from said mandates or representation duties that may be required, at the request of Accenture's President,

- shall immediately repay all amounts due to Accenture. Accenture is hereby authorized to deduct the totality of the amounts due from the Partner's termination balance, within the limits allowed under rules and regulations,

- shall return to Accenture all documents and equipment entrusted to him for the performance of his duties mentioned in Articles 11 and 12 of this employment contract.

ARTICLE 9 - INTELLECTUAL AND INDUSTRIAL PROPERTY

9.1 This Article 9 applies to all work, intellectual creations and inventions, whatever the nature, including know-how, methods and methodologies, technologies, developments, equipment and models, software and the documentation related thereto as well as any realization which can be protected under intellectual property rights or by any other means (hereinafter collectively designated as the "Creations") designed or developed by the Partner, alone or jointly, in any place, in connection with the

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     performance of this employment contract and in the exercise of his duties within Accenture.

9.2 The Partner acknowledges that the Creations created by him or in collaboration, in connection with the performance of this employment contract and any previous employment contract with Accenture,

     - are produced at the initiative and under the supervision of Accenture (and/or the Group), and

     - belong, as of right, without any exception or reserve, to Accenture which may take any measure in order to protect them; accordingly, Accenture is entitled to patent, edit, publish and disclose them, directly or indirectly, under its name or the name of a Group entity, or to transfer them, particularly within the Group.

     In that respect, the Partner undertakes to cooperate, in order to allow the Creations to be protected in Accenture's interest, by ensuring the confidentiality of the Creations, except with respect to Accenture's management, and by signing all the documents necessary requested by Accenture during and after the performance of this employment contract.

9.3 Insofar as needed, and particularly in order to comply with the provisions of the Code de la Propriete Intellectuelle (French code of intellectual property), the collective bargaining agreement and the Group's policies, the Partner hereby declares that he shall transfer to Accenture, without any exception or reserves and with all of the legal or factual warranties associated therewith, the entirety of the rights he holds or will hold on the Creations of any kind - particularly drawings, studies, methods, texts, recordings, software, specifications, analysis files, databases, computer Creations, images, sounds, graphic devices, designs, logos, prototypes, layouts, designs, screens, files, architecture, navigation, graphic charts, catalogue - and inventions that he has produced or will produce during the term of this employment agreement.

9.4 Pursuant to the provisions of Article L.131-3 of the Code de la Propriete Intellectuelle, it is expressly specified that the rights transferred include the rights relating to representation, reproduction, adaptation, integration, digitization and distribution for all of the Creations, in part or as a whole, as well as the derivative exploitation rights of each element under the terms set forth below, including:

     . The right to reproduce or to have others reproduce, in unlimited numbers, each Creation taken separately, in whole or in part or assembled with one or several other elements, in any form, by any means and processes on any material, both current and future, known or unknown, and particularly digital, magnetic, optodigital and telematic materials, by downloading, on paper or derivatives, microfilms, videograms, disks and floppy disks, DVD, CD, CDI, CD-ROM, Internet, Intranet, Extranet, tapes, listings...

     . The right to represent or distribute all or part of the Creations by any communication means, whether known or unknown at present, and particularly any telecommunications network, and in particular interactive telematic systems, downloading, teletransmission, transmission by Hertzian waves, satellites, cable, on-line networks such as the Minitel, audiotext, Internet, Intranet, Extranet...

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     .    The right to adapt, modify, translate, transform, mix, assemble, mount, arrange or transcribe all or part of the Creations or to integrate them into other works, the right of adaptation, correction, change, follow-up, production of new versions, use, maintenance of the Creations and the software, translation into languages or any programming languages, use of the algorithms for any purposes, as well as the right to reproduce, represent and market such work as modified, adapted, new or derivative, under the terms provided for in this Article 9.

     . The right to distribute, rent, lend, market and distribute the Creations, by any means, to any person, with or without consideration.

     . The right to grant to any third party any right of reproduction, editing, distribution or marketing, and any license, in any form whatsoever, on any material or any means whatsoever.

     . The right to transfer, with or without consideration, all or part of the rights set forth in this employment contract, including to any entity of the Group.

     . The right to use, as it wishes, the Creations, whether for its personal use or on behalf of third parties.

     .    Generally, all of the property rights resulting from authorship.

9.5 It is explicitly agreed that all software products and all conception and use equipment created by the Partner, whether during the term of this employment contract within or outside of Accenture, or on the basis of instructions given by Accenture, or in the scope of Accenture's business, or on the basis of knowledge or use of techniques and/or means specific to Accenture, or the data provided by it, belong to Accenture in source codes and object codes, whatever the legal regime of the protection attached to the software Creation, such as copyrights or patentable inventions.

9.6 The Partner represents that he is not bound by any agreement limiting or prohibiting the transfer referred to in this employment contract.

9.7 The present transfer of intellectual property rights is made for the entire world and for the entire duration of the copyrights attached to the Creations.

9.8 The transfer of the intellectual property rights to Accenture is carried out, from time to time, as the Creations and other elements are produced, which Accenture shall therefore be entitled to own as is if, for any reason whatsoever, this employment contract were to be terminated.

9.9 As a result of the present transfer, the Partner formally agrees not to reproduce or reuse, in any form whatsoever, all or part of the transferred rights, notwithstanding his right to reuse the experience and know-how acquired in connection with this employment contract.

9.10 The Partner hereby undertakes not to make any claim relating to his moral rights, if any, on the Creations against Accenture, any Group entity, the clients of Accenture or the Group, or the holders of a use license.

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9.11 The financial consideration for the transfers referred to in this Article 9 is included in the gross compensation of the Partner, provided for in this employment agreement. Such consideration may result in some fair compensation to be agreed upon by the parties solely for the patentable inventions created outside of a project, on which inventions Accenture would obtain a patent.

9.12 In case of dispute, the Partner must prove that his Creations do not belong fully to Accenture.

ARTICLE 10 - SOFTWARE

10.1 The Partner undertakes to comply with all the provisions of the various contracts (exploitation, license, protection) that Accenture may have signed with respect to the use of software (programmed products, operating systems...) or to which Accenture is bound in connection with projects.

10.2 The Partner is bound by the utmost care regarding computer risks such as fraud, virus, hacking... as much relating to Accenture's systems and servers as those of the clients.

ARTICLE 11 - PROFESSIONAL SECRECY

11.1 Accenture is bound, as is each of its employees, by observance of professional secrecy. Hence during the term of this employment contract and after its termination, the Partner must not disclose anything to any party whatsoever (except persons on a need to know basis because of their responsibilities and duties) about the projects, studies, realizations, consultations and software carried out within Accenture (or within an entity belonging to the Group) either on behalf of clients or on behalf of Accenture, being bound in this respect by the utmost professional secrecy. The same applies to the information, results, etc... resulting from work carried out at Accenture (or within an entity belonging to the Group) or noticed at a client's premises.

11.2 Moreover, all necessary measures must be taken to ensure that no unauthorized third party can access any document containing confidential information such as, but not limited to, the ones mentioned above, information concerning Accenture's and the Group's personnel, and the list of Accenture's and the Group's clients.

ARTICLE 12 - CONFIDENTIALITY

12.1 In case the Partner ceases his activity with Accenture, except in case of transfer to an entity belonging to the Group, or on any other occasion if Accenture so requests, he shall deliver to Accenture's President all equipment, files, projects, studies, methodologies, realizations, consultations, software and other documents established within Accenture (or within an entity member of the Group) in his possession.

12.2 The Partner shall not keep any copy of the said documents and shall maintain, even after his departure, the confidentiality thereof, in the absence of written and prior

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         approval by Accenture and as long as the information disclosed is legally known to the third parties. In this respect, the Partner undertakes not to use the contents of the said information for himself or on behalf of any third parties, and not to disclose, nor allow the disclosure of, any of the information contained therein to any party whatsoever. The Partner shall incur personal liability in case of breach of this obligation.


ARTICLE 13 - EXCLUSIVITY FOR THE TERM OF THIS EMPLOYMENT CONTRACT

13.1 The Partner undertakes to devote to Accenture, as well as to any Group entity, all of his working time to the tasks with which he is entrusted pursuant to this employment contract.

13.2 In case the Partner receives a request for professional services, directly and personally, from an Accenture client or prospect, the Partner undertakes to reject said request for himself or for any third party, and to inform Accenture's President thereof.

13.3 The Partner shall not carry on any other professional activity, directly or indirectly, remunerated or unremunerated, without the prior written approval of Accenture's President.


ARTICLE 14 - LOYALTY AND FIDELITY OBLIGATION

14.1 The Partner is bound to his employer by a loyalty and fidelity obligation, which prevents him, in particular, from engaging in any act of competition against his employer.

14.2 In case he receives a job offer from a client, the Partner acknowledges that, as a result of this obligation, he is required to immediately inform Accenture's President of the said offer.


ARTICLE 15 - NON-COMPETITION CLAUSE

15.1 The Partner acknowledges that the activity he is going to carry on within Accenture implies direct contacts with Accenture's clients, which will provide him with broad access to the know-how, techniques, commercial practices and more generally numerous types of confidential information concerning Accenture.

15.2 He acknowledges that the confidential information constitutes one of Accenture's main strengths, so that Accenture has a legitimate interest in including a non-competition clause in this employment contract.

15.3 As a result, and in view of the nature of his duties, the Partner agrees, in case of termination of this employment contract for any reason whatsoever, not to work with, to take an interest in or to directly or indirectly solicit, in any way whatsoever, for himself or on behalf of a third party Accenture's clients as well as the prospects with

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 15.3     which the Partner has had a direct relationship during the eighteen
         (18) months preceding the date of actual termination of the Partner's employment. This undertaking is valid for a duration of eighteen (18) months starting with the date of actual termination of the Partner's employment.

15.4 Furthermore the Partner agrees, for a duration of twelve (12) months starting with the date of actual termination of his employment, not to hire and/or to hire away, for himself or on behalf of any third party, any of Accenture's employees.

15.5 In addition, the Partner undertakes, for a duration of twelve (12) months following the actual termination of his employment, not to associate himself or intervene, particularly as partner, employee or consultant, with or for any Competing Company (as described in Exhibit
         B) and/or their direct subsidiary or successor involved in the same business, by performing duties similar to the ones performed within Accenture.The Partner also undertakes not to hold more than 1 % of the capital of a Competing Company.

15.6     The scope of this undertaking is limited to France.

15.7     In the event that any paragraph or portion of a paragraph of this
         Article 15 is declared null and void by a court of competent jurisdiction, such paragraph or portion thereof shall be deemed deleted from this Article 15 and shall not alter the enforceability of the remaining provisions of this Article 15, which shall continue in full force and effect.

ARTICLE 16 - NON- SOLICITATION CLAUSE

16.1 The Partner undertakes, during the term of this employment contract and for a period of twelve (12) months following expiration of his notice period, whether served or not, not to solicit any client of Accenture and of any Group entity, directly or indirectly, to his own benefit or to the benefit of a third party.

16.2 The Partner undertakes, during the term of this employment contract and for a period of twelve (12) months following expiration of his notice period, whether served or not, not to hire an/or hire away, for himself or on behalf of any third party, any employee of Accenture or of any Group entity an/or of any client of Accenture or of any Group entity.

ARTICLE 17 - INDEPENDENCE

The Partner agrees not to hold, on a direct management basis, any shares, even a small number, of a company that is a client of Accenture insofar as the Partner works on a project enabling him to have access to financial information relating to the said company, other than information available by usual and legal means.

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ARTICLE 18 - TREATMENT OF PERSONAL DATA

18.1 For the needs, in particular, of management of the Partner's personal file as well as his professional career, rating, professional training, the processing of his compensation (salary, paid holidays, leave), integration within the Group, and more generally the exercise of his professional activity, Accenture needs to have, collect, process, disclose and keep (hereinafter the "treatment") data of a personal nature, which is hereby acknowledged and accepted by the Partner.

18.2     Hence the Partner explicitly authorizes Accenture to:

         (a) collect, process and keep his personal data by Accenture,

         (b) communicate his personal data held by Accenture to the other members of Accenture and to the entities of the Group in the world as well as to third parties, if such communication is necessary for professional purposes or pursuant to law,

         (c) and, more generally, to carry out the "treatment" of the data with due observance of the legal provisions in force (Loi Informatique et Libertes (law concerning data processing and freedom) no. 78-17 of 6 January 1978).

18.3 The Partner benefits from a right of access to and correction of the said data. To exercise the said right, the Partner shall contact the Human Resources department.

18.4 If the Partner provides or has provided Accenture with personal information concerning third parties, such as his spouse and his children, the Partner represents that he has duly informed the said persons in advance and obtained their approval to collection, processing, communication and preservation of their personal information by Accenture and the Group entities.

18.5 The Partner undertakes, in particular, to collect, process, communicate and maintain any personal data to which he will have had access during the term of this employment contract in accordance with the legal provisions in force and the procedures applicable within Accenture.

18.6 The Partner also undertakes to use such personal data only in connection with his duties and within the limits necessary for their performance.



ARTICLE 19 - USE OF PHOTOGRAPH

19.1 The Partner authorizes Accenture to use, reproduce and disclose his photograph, freely provided at the time of joining Accenture, to other members of Accenture and the Group entities. Such uses, reproduction and disclosure may only be strictly made for internal and external professional purposes, and more particularly as part of the activities organized by Accenture, particularly in connection with meetings or presentations of projects in which the Partner is taking part.

19.2 Said uses, reproduction and disclosure may be made on any material, particularly paper, "Lotus Notes" data base, diaporamas, screen, picture books, "newsletters", and

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         if appropriate after scanning or digitization of the said photograph, and by any other means.

19.3 The Partner understands that he may, at any time, request cessation of such uses, reproduction and disclosure, and may request that the photograph delivered by him at the time of joining Accenture be returned to him. In any event, such uses, reproduction, and disclosure shall cease as of right at the time of his departure from Accenture, whatever the reason therefor.

Paris, 23 May 2001



                The Partner                             Benoit Genuini
           Handwritten statement                           President
   "lu et approuve" (read and approved)                    ACCENTURE


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